December 19, 2002


First Security Group, Inc.
817 Broad Street
Chattanooga, Tennessee 37402

Premier National Bank of Dalton
2918 E. Walnut Avenue
Dalton, Georgia 30721

Re: Merger of Premier National Bank of Dalton into Dalton Whitfield Bank, a wholly owned subsidiary of First Security Group, Inc.


Ladies and Gentlemen:

You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "Merger") of Premier National Bank of Dalton ("Premier"), a national bank organized and existing under the laws of the United States with and into Dalton Whitfield Bank ("Dalton Whitfield"), a banking corporation organized and existing Under the laws of the State of Georgia, with Dalton Whitfield as the surviving entity. First Security Group, Inc. ("First Security"), a corporation organized and existing under the laws of the State of Tennessee, owns all of the issued and outstanding stock of Dalton Whitfield. The plan for the Merger is documented in the Agreement and Plan of Merger By and Between First Security, Dalton Whitfield, and Premier dated November 19, 2002 (the "Merger Agreement"). Specifically, you have requested us to opine that the Merger will constitute a "tax-free" reorganization within the meaning of Section 368 of the Code.

In rendering the opinions expressed below, we have examined the following documents (the "Documents"):

     (a)  The Merger Agreement;

     (b) The Statements of Facts and Representations of Premier and First Security that have been delivered to the undersigned and incorporated herein by reference; and

     (c) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.


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                                                      First Security Group, Inc.
                                                Premier National Bank of Dalton.
                                                               December 19, 2002
                                                                          Page 2


In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness could alter the conclusion reached in this opinion.

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

Finally, with your permission, we have assumed that the sum of: (i) the amount of any cash and the value of any property other than First Security stock paid to Premier's shareholders who exercise their statutory right to dissent to the Merger; (ii) the amount of cash and the value of any property other than First Security stock given as consideration by First Security (or a person related to First Security within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for Premier stock prior to, but in contemplation of, the Merger or in redemption after the Merger of First Security stock received by a Premier shareholder in the Merger; and (iii) the amount of cash paid to Premier shareholders in lieu of the issuance of fractional shares of First Security stock; will not exceed 50 percent of the total value of the Premier stock outstanding immediately prior to the effective time of the Merger.

                                     OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) and (a)(2)(D). Accordingly, it is our opinion that:

     a. No gain or loss will be recognized for federal income tax purposes by a Premier shareholder upon the receipt of shares of First Security stock in exchange for the cancellation of his or her shares of Premier stock in the Merger. See Code Section 354(a).

     b. Cash received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed to a Premier shareholder and then redeemed by First Security. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. See Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.


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                                                      First Security Group, Inc.
                                                Premier National Bank of Dalton.
                                                               December 19, 2002
                                                                          Page 3


     c. A Premier shareholder that receives First Security stock, including fractional shares that are treated as issued in the Merger and immediately redeemed, will have a basis in that First Security stock equal to his or her basis in the Premier stock surrendered in the Merger. See Code Section 358(a)(1).

     d. The holding period of the First Security stock received by a Premier shareholder will include the period during which the Premier shareholder held the Premier stock surrendered therefore, provided the Premier stock was held as a capital asset by such Premier shareholder. See Code Section 1223(1).

     e. A Premier shareholder who receives solely cash pursuant to his or her statutory right to dissent will be treated as having received such payment in redemption of his or her Premier stock, as provided in Code
          Section 302(a). Generally, any gain or loss recognized by any such Premier shareholder will be capital gain or loss, provided (i) the Premier common stock constitutes a capital asset in the hands of such shareholder, and (ii) the requirements of Section 302(b)(1), (2) or
          (3) of the Code are met. Each affected Premier shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

     f. No gain or loss will be recognized by First Security, Dalton Whitfield or Premier as a consequence of the Merger, except for gain or loss, if any, recognized by Premier pursuant to Treasury Regulations issued under Code Section 1502. See Code Section 361(a).

                                *   *   *   *   *

Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Premier shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Premier common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of Premier stock pursuant to the exercise of Premier options or otherwise as compensation.


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                                                      First Security Group, Inc.
                                                Premier National Bank of Dalton.
                                                               December 19, 2002
                                                                          Page 4


This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent, except that we consent to the inclusion of this opinion as an exhibit to the registration statements required under the Securities Act of 1933 (the "Securities Act") in connection with the Merger. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. Anything herein to the contrary notwithstanding, the shareholders of Premier are entitles to rely on the opinions set forth herein for purposes of approving the Merger. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.


Very truly yours,

/s/ Powell, Goldstein, Frazer & Murphy LLP
POWELL, GOLDSTEIN, FRAZER & MURPHY LLP



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